Exhibit 99.1

Lear Declares Quarterly Cash Dividend

SOUTHFIELD, Michigan, August 15, 2012 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share on the Company’s common stock. The dividend is payable on September 25, 2012 to shareholders of record at the close of business on September 6, 2012.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 106,000 employees located in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

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